Exhibit 99.2

News Release

Public Storage, Inc.

701 Western Avenue

Glendale, CA 91201-2349

www.publicstorage.com

For Release:	Immediately
Date:	August 22, 2006
Contact:	Mr. Clemente Teng
(818) 244-8080

Public Storage, Inc. Announces New Director

GLENDALE, California – Public Storage, Inc. (NYSE:PSA) announced today that Gary E. Pruitt will join the Board of Directors effective August 22, 2006. Mr. Pruitt was also named to the Audit Committee of the Board. The Public Storage Board now has a total of eleven directors.

“We are pleased that Gary Pruitt has agreed to join our board. His broad business experience, including his extensive background in international operations and knowledge of the self-storage industry, will be a valuable addition to our board,” said Ronald L. Havner, Jr., President and Chief Executive Officer of Public Storage.

Mr. Pruitt, 56, is the chief executive officer of Univar N.V., a chemical distribution company with 2005 revenues of $5.987 billion based in Bellevue, Washington and with distribution centers in the United States, Canada and Europe. Univar is listed on the Euronext Amsterdam Exchange under the symbol UNIVR. Mr. Pruitt joined Univar in 1978 and held a variety of senior management positions until his appointment as Chairman and Chief Executive Officer in 2002. Mr. Pruitt has been a member of Shurgard Storage Centers, Inc. Board of Directors since February 2005. Mr. Pruitt was a certified public accountant prior to joining Univar and holds a Bachelor’s degree from Gonzaga University.

Company Information

Public Storage, Inc., a member of the S&P 500 and the Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates storage facilities. The Company’s headquarters are located in Glendale, California. The Company’s storage properties are located in 37 states. At June 30, 2006, the Company had interests in 1,516 storage facilities with approximately 92 million net rentable square feet.

Additional information about Public Storage, Inc. is available on its website, www.publicstorage.com.

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